SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 1, 2003
Date of Report (Date of Earliest Event Reported)

The Taiwan Fund, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	811-04893 (Commission File Number)	042942862 (IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts (Address of Principal Executive Offices)	02110 (Zip Code)

(212) 662-2789
(Registrant’s Telephone Number, Including Area Code)

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

     Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the May 2003 Monthly Review on the Fund by the Fund’s investment adviser.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 12, 2003

	By:	/s/ Carol Wang

Name: Carol Wang Title: Secretary and Treasurer

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THE TAIWAN FUND, INC. REVIEW
May 2003

HSBC Asset Management (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371

Portfolio Review

     In May, the Fund returned 10.43% in US dollar terms, outperforming the TAIEX. During the month, the market went through a post-SARS rally, as China-related shares and technology stocks rebounded. The Fund’s performance was largely driven by handsome gains in the plastics sector, the auto sector, the transportation sector and the electronics sector, where we had focused our investments in May.

     While we continue to concentrate on non-technology sectors, especially including China Harvest stocks, our current strategy is to maintain a better balance between the technology and non-technology sectors and withdraw from the finance sector. The technology sector has gradually built up momentum as data suggests that post-SARS demand in China is increasing, while demand in the United States appears ready for improvement in the third quarter. Moreover, while Taiwan technology stocks have lagged behind their global peers, we expect there is potential for recovery. We believe that China Harvest still has attractive long-term growth potential. Our outlook for China’s economy is positive, and should only improve as the RMB depreciates in line with the US dollar. The depreciating US dollar and the resultant weaker RMB only strengthens China’s status as a leading world producer. For these reasons, the Chinese economy should see better export growth and sustained economic progresses in the foreseeable future.

     The plastics sector should also witness improvements as spot prices of various materials appear to have bottomed out and inventory build-up buying has emerged in China. From our perspective, plastics producers have seen the worst in May, and we believe that their profit spreads should improve in the coming months. As the recovery continues, we anticipate that the plastics sector will stage a strong rally in 2004. As a result, we expect the plastics sector to outperform the market in the foreseeable future. The finance sector, on the other hand, is expected to underperform the market in the future.

Total Fund Sector Allocation

As of 05/31/03	% of	% of
	Total Fund	TAIEX
Semiconductor	20.67	21.94
PC & Peripherals	17.15	15.01
Banking	11.46	18.63
Plastics	7.93	7.28
Telecommunication	7.43	7.79
Electronics	7.40	8.19
Transportation	3.81	2.51
Electricals	3.74	1.48
Auto	3.08	1.88
Steel	2.55	3.09
Rubber	1.90	0.87
Textile	1.83	1.93
Chemical	0.97	1.50
Wire & Cable	0.81	0.77
Cement	0.56	0.85
Others	4.78	6.28
Total	96.07	100.00
Cash	3.93
Tech	53.05	53.45
Non-Tech	35.49	27.92
Financial	11.46	18.63

Total Net Asset: US$165.49M

Top 10 Holdings of Total Fund Portfolio

As of 05/31/03		% of Total Portfolio
Taiwan Semiconductor		8.57

Chunghwa Telecom Co. Ltd		3.21

Mediatek Incorporation		2.90

Quanta Computer		2.87

Asustek Computer Inc		2.83

Compal Electronic		2.58

China Motor Co. Ltd		2.58

Nan Ya Plastic		2.30

Formosa Chemical & Fiber		2.28

Micro-Star International		2.17

Total		32.29

NAV: US$10.11	Price: US$8.85	Disc.: -12.46%
No. of Shares: 16.4M

Total Returns in US$ (%)**

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	10.43	10.27
Fiscal Year to Date	-10.58	0.57
One Year	-23.44	–21.04
Three Years	-25.52	–23.23
Five years	-9.39	–10.83
Ten Years	-0.45	–2.18
Since Inception	5.55	9.57

**	Total returns are historical and assume changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns for periods less than one year are not annualized.

Premium/Discount of TWN

Market Data

	As of 04/30/03	As of 05/30/03
TAIEX	4148.07	4555.90
% change in NTD terms	-4.01	9.83
% change in USD terms	-4.28	10.27
NTD Daily avg. trading volume (In Billions)	53.52	47.15
USD Daily avg. trading volume (In Billions)	1.54	1.36
NTD Market Capitalization (In Billions)	8452.98	9270.84
USD Market Capitalization (In Billions)	242.56	267.08
FX Rate: (US$/NT$)	34.85	34.71

Taiwan’s Macro Economics Review

     As expected, the US economy is gaining momentum after the war with the help of improving confidence. The ISM inventory index has recovered in May and our expectation of rebounding export growth is set to materialize. The stock market should have more positive news on the economic front to support its continued rally in June.

*	Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures mentioned above are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell the securities mentioned.

*	Effective from 1st November 1999, the daily NAV of the Fund is available at Lipper and CDA Weisenberger, or you may call toll free (800)636-9242.

*	Please notify us immediately if you are having problems receiving this telecopy.

Fund Manager:   Vincent Lai
Deputy Fund Manager:   Jovi Chen